EXHIBIT 16.1
November 4, 2005
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated October 31, 2005, of Maxicare Health Plans, Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs on page 1, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP